UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2006

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ICO, INC.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	0-10068 (Commission File Number)	76-0566682 (I.R.S. Employer Identification No.)

1811 Bering, Suite 200
Houston, Texas 77057
(Address of principal executive offices and zip code)

(713) 351-4100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02  Results of Operations and Financial Condition

On August 3, 2006 (after the close of business) the Company issued a press release announcing its financial results for the quarter ended June 30, 2006. A copy of the press release is furnished herewith as Exhibit 99.1.

As provided in General Instructions B.2 of Form 8-K, the information in this Item 2.02 (including the portion of the press release attached hereto as Exhibit 99.1 incorporated by reference in this Item 2.02) shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933.

ITEM 7.01 Regulation FD Disclosure

During the Company’s conference call with investors on August 4, 2006, A. John Knapp, Jr., the Company’s President and Chief Executive Officer, and Jon C. Biro, the Company’s Chief Financial Officer and Treasurer, made certain statements that may be of interest to investors, addressing the following topics.

Year-Over-Year Comparison: Q3 Fiscal Year 2006 vs. Q3 Fiscal Year 2005

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Revenues during the third quarter of fiscal year 2006 were $82.4 million, in of 9% or $6.7 million compared to the same quarter in fiscal year 2005. Our sales and service volumes for the quarter increased 12%, a $5.5 million revenue impact, compared to fiscal year 2005. Changes in price and product sales mix had the impact of increasing revenues year-over-year by $3.1 million. Offsetting these benefits to revenues was the translation effect of foreign currencies, which reduced revenues by approximately $1.9 million year-over-year. In addition to the product sales growth we experienced during the third quarter of fiscal year 2006, toll service volumes grew 2% year-over-year, ending a string of six quarters of year-over-year declines.

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Gross profit increased $3.4 million or 27% from the same quarter last year. This increase was 51% of the growth in revenues. The revenue improvement was mostly due to the increase in sales and service volumes of 12%, and this volume increase was the primary reason for the increase in gross profit. The volume improvement was primarily driven by our Bayshore Industrial operation, and also helped by volume growth of our ICO Polymers North America business.

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Gross margins improved to 19.5% compared to 16.8% last year. The improvement in gross margins was again due to the strong volume growth at Bayshore Industrial, and improving margins in the ICO Polymers North America division.

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Sales, general and administrative (“SG&A”) expense was $8.2 million, down year-over-year $1.2 million or 12.6%, as a result of our continuing efforts to reduce costs. The decline in SG&A for the quarter was due to lower Sarbanes-Oxley related expenses, lower legal fees, and the effect of weaker foreign currencies relative to the U.S. Dollar.

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Operating income was $5.9 million, an increase of $4.6 million compared to the same quarter in fiscal year 2005, due to the increase in gross profit and lower SG&A expenses. Pre-tax income from continuing operations was $5.6 million, and net income from continuing operations was $4.1 million or 16 cents per share. On a fully diluted basis, net income from continuing operations was 14 cents per share.

•	With regard to profitability, all of our business units improved significantly compared to last year, except the Australasian division.

Sequential Comparison: Q3 Fiscal Year 2006 vs. Q2 Fiscal Year 2006

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Compared to our second fiscal quarter ended March 31, 2006, third quarter profitability improved. Operating Income was $5.9 million for the third quarter compared to $4.9 million in the second quarter. This improvement was primarily caused by higher gross profit and to a lesser extent, lower SG&A expenses. Revenues increased 4% or $2.9 million to $82.4 million due to sequential sales and service volume growth of 3%. The volume growth was almost entirely due to strong volume gains within ICO Polymers North America. A portion of this growth has been driven by the traction we are making selling our polymer products into the oilfield service industry.

•	Gross profit increased just under $0.8 million or 5% sequentially, mostly due to the benefits of higher sales and service volumes.

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Looking at our business segments, the business that drove much of the sequential profitability improvement was ICO Polymers North America, as the volumes in this business grew and the product and service sales mix improved.

Balance Sheet: Q3 Fiscal Year 2006

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With regard to the balance sheet, working capital, excluding cash and debt classified as a current liability, increased modestly during the quarter up $1.5 million to $61.3 million. This increase in working capital was mostly due to an increase in accounts receivable and inventory due to the growth in revenues. The effect of these increases was partially offset by an increase in accounts payable. Our cash position increased $5.0 million during the quarter, and cash was $7.0 million as of June 30, 2006. We ended the quarter with total debt of $35.8 million. Stockholders’ equity increased during the quarter, due to the net income we generated and stronger foreign currencies, to $89.0 million as of June 30, 2006.

Additional Points

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Regarding ICO’s Bayshore Industrial division: Bayshore continues to drive our performance. During the third quarter, Bayshore operated at its full engineered capacity. At the end of the quarter, Bayshore’s backlog was 40 million pounds. Volume shipped year-to-date at Bayshore is up 35% over last fiscal year. On September 1, 2006, Bayshore’s new production line, which should process approximately 2 million pounds per month, is expected to become operational. The near-term prospects for Bayshore are very bright. Bayshore expects to commence production on a new product for a major multinational customer which could be a significant product for Bayshore if it is received well by the consumer.  In the long term, unless there is a downturn in the market, we should expect to expand capacity again at Bayshore in fiscal year 2007.

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Regarding ICO’s Australasian division: On August 3, 2006, ICO’s board of directors approved a significant expansion of capacity in Malaysia, which will be made over the course of the coming year. The board also approved plans to pursue installing a small facility in Dubai.

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Outlook for the fourth quarter: Compared to the operating income exclusive of charges in the fourth quarter of fiscal year 2005, we expect fourth quarter in fiscal year 2006 to be an improvement. While we expect to encounter some seasonal weaknesses as always in Europe due to the August vacation periods, we are hopeful that the momentum we are experiencing in North America will continue in the fourth quarter.

Mr. Knapp noted that the Company’s business is good and the opportunities to improve it are significant. He also noted that operating income from continuing operations of $5.9 million is a record for ICO.

In response to investor questions about the Company’s oilfield services (“OFS”) revenues, Mr. Knapp noted that OFS revenues during the third quarter were four times as much as in the second quarter of fiscal year 2006, and that he believes the trend will continue. In response to questions about polymers used in the OFS business and the type of polymers processed by ICO for the OFS business, Mr. Knapp noted that polymers are used in cementing and drilling muds, and for fracturing wells, and that ICO processes both organic and traditional polymers for OFS applications.

In response to an investor question about the Company’s effective tax rates, Mr. Biro said that the tax rate for the quarter was slightly over 26%, and that for fiscal year 2006 he expects it to be in the low 30% range.

In response to an investor question about capital expenditures, Mr. Biro said that he expects capital expenditures for fiscal year 2006 to be around $9.0 million.

As provided in General Instructions B.2 of Form 8-K, the information in this Item 7.01 shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933.

ITEM 9.01  Financial Statements and Exhibits

(c) Exhibits

99.1 Press Release dated August 3, 2006

SIGNATURES
    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICO, INC.

Date: August 4, 2006	By:	/s/ Jon C. Biro
	Name:	Jon C. Biro
	Title:	Chief Financial Officer and
Treasurer